UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 2, 2011

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Execution of Employment Agreements

On February 2, 2011 Joseph R. Tomkinson, Chief Executive Officer, and William S. Ashmore, President, executed new employment agreements with Impac Mortgage Holdings, Inc. (the “Company”).  The agreements are effective as of June 1, 2009 and continue through December 31, 2012, unless terminated earlier, and may be extended by mutual written agreement of the officer and the Company.

Base Salary, Discretionary Bonus and Other Compensation.  The base salary for each of Mr. Tomkinson and Mr. Ashmore is $600,000 per year and each is eligible to receive an annual bonus in an amount equal to 7.5% of the Company’s adjusted net earnings. The annual bonus is subject to a cap in any calendar year in an amount equal to 2.5 times annual base salary; provided that there will be no cap on the annual bonus if the officer pre-elects during any year to receive 5% of adjusted net earnings during a year.  For purposes of the annual bonus, “adjusted net earnings” means the net earnings available to common stockholders excluding (1) any adjustments relating to change in fair value of net trust assets, change in fair value of long term debt and noncash level yield long term debt, (ii) any accrual already made with respect to the officer’s bonus compensation, (iii) any charge relating to amortization of deferred charges and (iv) any adjustment relating to lower of cost or market and repurchase liability of the discontinued operations.

Each officer also received a special bonus in the amount of $250,000, $175,000 of which was paid during 2009 and the balance of $75,000 was paid during 2010.  Each officer is eligible to receive an incentive bonus equal to 10% of the net gain arising from the sale or disposition or special items as identified by the Board of Directors. Messrs.  Tomkinson and Ashmore are also eligible to receive paid vacation, an annual car allowance of $1,200 per month, participate in health and other benefit plans, be reimbursed for reasonable and necessary business and entertainment expenses, and receive other benefits at the discretion of the Board of Directors.  Each officer is prohibited, without approval from the Board of Directors, from receiving compensation, directly or indirectly, from any companies with whom the Company or any of its affiliates has any financial, business, or affiliated relationship.

Severance Compensation.  If Mr. Tomkinson’s or Mr. Ashmore’s employment is terminated for any reason, other than without cause or good reason, each will be entitled to receive (i) base salary, annual bonus and incentive bonus prorated through the termination date; with 80% of the annual bonus paid upon termination and the balance paid after the preparation of the Company’s audited financial statements, (ii) any expense reimbursement due and owing for reasonable and necessary business and entertainment expenses, and (iii) accrued vacation benefits.  If either officer is terminated without cause or resigns with good reason, he will also receive severance payments equal to (i) 18 months of his base salary, 12 months of which may be paid upon execution of a release agreement and the remaining 6 months of base salary to be paid over the succeeding 6 month period, (ii) incentive compensation whereby 80% of the earned annual bonus will be paid on the termination date and the remaining 20% paid after calculation of the annual financial statements, and (iii) health care coverage for 18 months.  Termination with cause includes conviction of a crime of dishonesty or a felony with certain penalties, substantial failure to perform duties after notice, willful misconduct or gross negligence, or material breach of the employment agreement.  Good reason includes material changes to employee’s duties, relocation, without his prior written consent, of the place of principal performance of such executive’s responsibilities and duties to a location more than 65 miles away, the Company’s material breach of the employment agreement and failure by the Company to obtain from any acquirer of the Company an agreement to assume the employment agreement.  Each executive officer terminated without cause or resigning for good reason has agreed not to compete with the Company during the 18 months that severance payments are made, provided that the agreement not to compete will be waived if the executive officer foregoes the severance compensation.

Change of Control.  The employment agreements will not be terminated by merger, an acquisition by another entity, or by transferring of all or substantially all of the Company’s assets. In the event of any such change of control, the surviving entity or transferee would be bound by the employment agreements.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement effective as of July1, 2009 between Impac Mortgage Holdings, Inc. and Joseph R. Tomkinson
10.2	Executive Employment Agreement made as of July 1, 2009 between Impac Mortgage Holdings, Inc. and William S. Ashmore

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: February 8, 2011

	By:	/s/ Todd R. Taylor
	Name:	Todd R. Taylor
	Title:	Chief Financial Officer